Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2011 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Golden Star Resources Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2010.

Signed “PricewaterhouseCoopers LLP”

CHARTERED ACCOUNTANTS

Vancouver, British Columbia

July 12, 2011

PricewaterhouseCoopers LLP Chartered Accountants

PricewaterhouseCoopers Place, 250 Howe Street, Suite 700, Vancouver, British Columbia, Canada V6C 3S7

T: +1 604 806 7000, F: +1 604 806 7806, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.